UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Synaptics Incorporated

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

October 21, 2014

The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, October 21, 2014, at our principal executive offices located at 1251 McKay Drive, San Jose, California 95131-1709 for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring in 2017.

2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2014 (“say-on-pay”).

3. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 27, 2015.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 29, 2014, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

San Jose, California	Richard A. Bergman
September 10, 2014	President and Chief Executive Officer

SYNAPTICS INCORPORATED

1251 McKay Drive

San Jose, CA 95131-1709

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 21, 2014, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our principal executive offices, located at 1251 McKay Drive, San Jose, California 95131-1709.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2014 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2014 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about September 10, 2014, to all stockholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Stockholders of record at the close of business on August 29, 2014, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were 36,612,690 outstanding shares of our common stock, par value $0.001 per share.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Required Votes

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast is required for the election of the three director nominees for three-year terms expiring in 2017, and to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 27, 2015. The advisory vote on the compensation of our named executive officers for fiscal 2014, commonly referred to as a “say-on-pay” proposal, is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Our Board of Directors recommends that you vote “for” the three director nominees named herein and in favor of each of the other proposals.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the advisory approval of the compensation of our named executive officers for fiscal 2014, (3) “for” the proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 27, 2015, and (4) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of KPMG, LLP as the independent auditor of our company for the fiscal year ending June 27, 2015, when they have not received instructions from the beneficial owner. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, when a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be counted for purposes of determining the votes received on the “non-routine” proposals.

Please note that brokers, banks, or other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay proposal if they have not received specific instructions from their clients. For your vote to be counted in the above, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, or the proposal to ratify the appointment of KPMG LLP as the independent auditor of our company for the fiscal year ending June 27, 2015, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

In accordance with our policy, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board of Directors. Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2014 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.synaptics.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide, upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our corporate secretary at our executive offices set forth in this proxy statement.

Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were 52-week periods for the fiscal years ended June 28, 2014, or fiscal 2014, and June 29, 2013, or fiscal 2013, and a 53-week period for the fiscal year ended June 30, 2012, or fiscal 2012.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Our Certificate of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at eight. The directors are divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Francis F. Lee, Nelson C. Chan, and Richard L. Sanquini for election as class 3 directors for three-year terms expiring in 2017 or until their successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” the nominees named above. Messrs. Lee, Chan, and Sanquini currently are directors of our company. In the event that Messrs. Lee, Chan, or Sanquini are unable or decline to serve as directors at the time of the meeting, the proxies will be voted for any nominees designated by our current Board of Directors to fill the vacancies. At this time, it is not expected that Messrs. Lee, Chan, and Sanquini will be unable or will decline to serve as directors.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors and the nominees for director:

Name	Age	Position	Term Expires
Francis F. Lee	62	Chairman of the Board	2014
Richard A. Bergman	50	President, Chief Executive Officer, and Director	2016
Jeffrey D. Buchanan	58	Director	2015
Nelson C. Chan	53	Director	2014
Keith B. Geeslin	61	Director	2015
Russell J. Knittel	64	Director	2016
Richard L. Sanquini	79	Director	2014
James L. Whims	59	Director	2015

Francis F. Lee has been the Chairman of the Board of Directors of our company since October 2008 and a director of our company since December 1998. Mr. Lee served as Chief Executive Officer of our company from December 1998 until July 2009 and as President of our company from December 1998 to July 2008. Mr. Lee was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee holds a Bachelor of Science degree, with honors, in Electrical Engineering from the University of California at Davis. We believe Mr. Lee’s service for more than 10 years as our Chief Executive Officer gives him invaluable insights into our business, our culture, our personnel, our opportunities, and our challenges and provides the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard A. Bergman has been President, Chief Executive Officer, and a director of our company since September 2011. Prior to joining our company, Mr. Bergman was Senior Vice President and General Manager of Product Group at Advanced Micro Devices, Inc. or AMD, a New York Stock Exchange-listed global semiconductor company, from May 2009 to September 2011. From October 2006 to May 2009, Mr. Bergman served as Senior Vice President and General Manager of AMD’s Graphics Product Group. Mr. Bergman’s career at AMD began in October 2006 when AMD acquired ATI Technologies, or ATI, where he served as Senior Vice President and General Manager of PC Group. Prior to ATI, Mr. Bergman served as Chief Operating Officer at S3 Graphics, a division of SonicBlue Inc. Mr. Bergman has held senior level management positions in the technology field since his early roles at Texas Instruments, Inc. and IBM. Mr. Bergman holds a Bachelor of Science degree in Electrical Engineering from the University of Michigan and a Master’s degree in Business Administration from the University of Colorado. We believe Mr. Bergman’s position as Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the opportunities, operations, and challenges of our company, and his successful career at major companies before joining our company provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Jeffrey D. Buchanan has been a director of our company since September 2005. Mr. Buchanan has been the Executive Vice President, Chief Financial Officer, and Treasurer of Smith & Wesson Holding Corporation, a NASDAQ Global Select Market-listed company that is a U.S.-based leader in firearm manufacturing and design, since January 2011. Mr. Buchanan served as Secretary of Smith & Wesson Holding Corporation from January 2011 until April 2012. Mr. Buchanan also served on the Board of Directors and as the Chairman of the Audit Committee of Smith & Wesson Holding Corporation from November 2004 until December 2010. He was Of Counsel to the law firm of Ballard Spahr LLP from May 2010 until December 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010 and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions for Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, including as Executive Vice President, Chief Financial Officer, and Treasurer, from May 1996 until February 2005. In September 2005, Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Mr. Buchanan was a business attorney for the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears from 1986 until 1996 and for the law firm of Davis Wright Tremaine LLP from 1984 until 1986. He was a senior staff person at Deloitte & Touche LLP from 1982 to 1984. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree from the University of Arizona, and a Master of Laws degree in Tax from the University of Florida. We believe Mr. Buchanan’s legal, accounting, and investment banking background, his roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Nelson C. Chan has been a director of our company since February 2007. From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan Corporation, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including most recently as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan is Chairman of the Board of Directors of Outerwall Inc., a NASDAQ Global Select Market-listed company, which is a provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. Mr. Chan is also a member of the Board of Directors, Chairman of the Audit Committee, and a member of the Compensation Committee of Affymetrix, Inc., a NASDAQ Global Select Market-listed company, which develops, manufactures, and sells products and services for genetic analysis to the life science research and clinical healthcare markets. Mr. Chan was a member of the Board of Directors of Silicon Laboratories, Inc., a NASDAQ Global Select Market-listed company, which is a fabless, analog-intensive mixed-signal semiconductor company. Mr. Chan also serves on the Boards of Directors of several private companies. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University. We believe that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc. Mr. Geeslin is a member of the Board of Directors and Chairman of the Compensation Committee of CommVault Systems, Inc., a public company that provides data management software. Mr. Geeslin formerly served on the Board of Directors of Blue Coat Systems, Inc., formerly a public company, that provides hardware and software products to secure and accelerate delivery of business applications over wide area networks and the Internet, and Hypercom Corp., formerly a public company, that designs, manufactures, and sells electronic payment solutions. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering and a Master’s of Science degree in Engineering and Economic Systems from Stanford University, and a Master of Arts degree in Philosophy, Politics, and Economics from Oxford University. We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Russell J. Knittel has been a director of our company since October 2010. Mr. Knittel served as Interim President and Chief Executive Officer of our company from October 2010 through September 2011, and as Executive Vice President of our company from July 2007 to October 2010. Mr. Knittel served as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer of our company from November 2001 through September 2009; as Senior Vice President of our company from November 2001 until July 2007; and as Vice President of Administration and Finance, Chief Financial Officer, and Secretary of our company from April 2000 through October 2001. Mr. Knittel also serves as a director of Source Photonics, a privately held company. Mr. Knittel served as a director of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer, from June 2009 to February 2014, and as a director of OCZ Technology Group, Inc., formerly a public company, that designed, manufactured, and distributed solid-state drives and computer components, from June 2010 to August 2014. Mr. Knittel holds a Bachelor of Arts degree in Accounting from California State University at Fullerton and a Master’s degree in Business Administration from San Jose State University. We believe Mr. Knittel’s service as Interim Chief Executive Officer and Chief Financial Officer of our company and his board service at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is presently a Partner at LiteCAP, a private equity firm, and has been a consultant in the semiconductor industry for more than five years. Mr. Sanquini is the former Chairman of the Board of Directors of PortalPlayer, Inc., formerly a public company that developed the silicon and operating system firmware for the Apple iPod, and was acquired by NVIDIA Corporation in January 2007. Mr. Sanquini retired from National Semiconductor in 1999 after a 20-year tenure, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board of Directors for two China joint ventures. Prior to National Semiconductor, he served as President and Chief Executive Officer of Information Storage Devices and in various executive positions at RCA. Mr. Sanquini is the Chairman of the Board of Directors of Pixelworks Inc., a NASDAQ-listed company that designs, develops, and markets video and pixel processing semiconductors and software for digital video applications, and is on the Boards of Directors of two private companies: R2 Semiconductor and Keyssa. Mr. Sanquini previously served on the Board of Directors of Validity Sensors, Inc., or Validity, which we acquired in fiscal 2014. He is also a Management Consultant with Teradyne/LitePoint. Mr. Sanquini holds a Bachelor of Science degree in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin. We believe that Mr. Sanquini’s long career and executive positions with numerous high-technology companies, his engineering background, his knowledge and experience in the semiconductor industry, and his service on numerous boards of directors provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

James L. Whims has been a director of our company since October of 2007. Mr. Whims has been a partner at Alsop-Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2007, Mr. Whims was a Managing Director of Techfund Capital l, LP and Techfund Capital II, LP and since 2001, a Managing Director and Venture Partner at Techfund Capital Europe, which are venture capital firms concentrating on high-technology enterprises. Mr. Whims also serves on the Board of Directors of numerous private companies, including Ruckus Media, Phizzle, Twitch TV, and WaveConnex. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the Playstation and was the winner of the Brandweek/Ad Week marketing executive of the year. From 1990 to 1994, Mr. Whims was Executive Vice President of Software Toolworks. Mr. Whims co-founded Worlds of Wonder, an American toy company that launched Teddy Ruxpin, Lazer Tag and the United States launch of Nintendo, where he was an executive from 1985 to 1988. Mr. Whims holds a Bachelor of Science degree from Northwestern University and a Master’s degree in Business Administration from the University of Arizona. We believe Mr. Whims’ senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Election of Nominees

The election of Messrs. Lee, Chan and Sanquini as class 3 directors for three-year terms expiring in 2017 or until their successors have been elected and qualified will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his background, employment and affiliation, including family relationships, that Messrs. Buchanan, Chan, Geeslin, Sanquini, and Whims are independent directors, as “independence” is defined by the listing standards of NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Messrs. Lee, Bergman, and Knittel are not considered independent directors of our company because of their past or current positions as executive officers of our company. There are no family relationships among any of our directors and director nominees or executive officers.

Board Committees

Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. The members of our Audit Committee, Compensation Committee, and Nominations and Corporate Governance Committee consist entirely of independent directors.

The Audit Committee

The purposes of the Audit Committee include overseeing the financial and reporting processes of our company and the audits of the financial statements of our company, and providing assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company; our company’s compliance with legal and regulatory matters; the independent auditor’s qualifications and independence; and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting processes and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves any transactions between us and our directors, executive officers, and their affiliates.

The Audit Committee currently consists of Messrs. Buchanan, Chan, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that Mr. Buchanan (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Buchanan serves as the Chairman of the Audit Committee.

The Compensation Committee

The purposes of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company, and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Geeslin, Sanquini, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanquini serves as the Chairman of the Compensation Committee.

The Nominations and Corporate Governance Committee

The purposes of the Nominations and Corporate Governance Committee include selecting, or recommending to our Board of Directors for selection, individuals to stand for election as directors at the annual meeting of stockholders or, if applicable, a special meeting of stockholders, overseeing the selection and composition of the committees of our Board of Directors, and, as applicable, overseeing the management succession planning process. The Nominations and Corporate Governance Committee currently consists of Messrs. Chan, Geeslin, and Sanquini, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Chan serves as the Chairman of the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner, and addressed and delivered to our company’s corporate secretary at our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, the Nominations and Corporate Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board of Directors.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or NASDAQ regulations on our website at www.synaptics.com. These documents are also available in print for any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Board’s Role in Risk Oversight

As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation policies and practices would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance-related risks, such as director independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for Board of Directors meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

We currently select, on a rotating basis, one of our independent directors to serve as Lead Director. Mr. Chan is currently serving as our Lead Director. In that role, Mr. Chan helps to facilitate communication and interaction between the Board of Directors and management.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and employees, including our executive officers, and any family member residing in the same household from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer and our General Counsel.

Stock Ownership Guidelines

We maintain stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock with a value equal to at least three times his or her annual base salary and members of our Board of Directors to own shares of our common stock with a value equal to at least five times their annual retainer. These individuals have five years from fiscal 2012, when these guidelines were adopted, to achieve their required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our Chief Executive Officer and the members of our Board of Directors with our stockholders. Further, we believe that these guidelines help mitigate the risks associated with our executive compensation program.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 28, 2014, our Compensation Committee consisted of Messrs. Geeslin, Sanquini, and Whims. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.

Board and Committee Meetings

Our Board of Directors held a total of 11 meetings during fiscal 2014. During fiscal 2014, the Audit Committee held four meetings; the Compensation Committee held four meetings; and the Nominations and Corporate Governance Committee held one meeting. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during fiscal 2014 for which they were permitted to attend and were not recused due to a conflict of interest, and (ii) the total number of meetings held by all committees of our Board of Directors on which such person served during fiscal 2014.

Executive Sessions

We regularly schedule executive sessions of our Board of Directors at which non-management directors meet without the presence or participation of management. The Chairman of our Board of Directors presides at such executive sessions. We also schedule meetings of the independent directors, which are presided over by our Lead Director.

Annual Meeting Attendance

We encourage our directors to attend each Annual Meeting of Stockholders. To that end, and to the extent reasonably practicable, we generally schedule a meeting of our Board of Directors on the same day as our Annual Meeting of Stockholders. All of our directors attended our Annual Meeting of Stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of the various committees of our Board of Directors, by submitting a letter addressed to the Board of Directors of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices set forth in this proxy statement. Any such letters will be forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the following executive officers:

•	Richard A. Bergman, our Chief Executive Officer & President (our “CEO”);

•	Kathleen A. Bayless, our Senior Vice President, Chief Financial Officer & Treasurer;

•	Kevin Barber, our Senior Vice President & General Manager, Smart Display Division;

•	Ritu Favre, our Senior Vice President & General Manager, Biometrics Product Division (BPD); and

•	Alex Wong, our Senior Vice President, Worldwide Operations.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “Named Executive Officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors, or the Compensation Committee, arrived at the specific compensation policies and decisions involving our executive officers, including our Named Executive Officers, during fiscal 2014.

Executive Summary

Fiscal 2014 was our second full fiscal year under the tenure of Mr. Bergman as our CEO. Under his leadership, we recorded significant increases across several key financial measures, with record net revenue, record non-U.S. generally acceptable accounting principles, or GAAP, operating income, and record non-GAAP earnings per share. As a result, given our emphasis on performance-oriented results, the actual compensation paid to our executive officers, including our Named Executive Officers, was higher than their total direct compensation opportunities for the year, which generally aligned the amounts that they received with our financial and stock price performance during this period.

Fiscal 2014 Financial Highlights

For fiscal 2014, we recorded the following significant financial results:

•	Net revenue was a record $948 million, a 43% increase from net revenue of $664 million for fiscal 2013;

•	GAAP operating income was $72.5 million, compared with GAAP operating income of $100.7 million for fiscal 2013, and included a $69.9 million charge for change in contingent consideration, which takes into account our current and post-acquisition success with biometric fingerprint solutions;

•	GAAP net income was $46.7 million, or $1.26 per diluted share, compared with GAAP net income of $98.9 million, or $2.89 per diluted share, for fiscal 2013;

•	Non-GAAP operating income, or operating profit, was a record $188.9 million, or 20.0% of net revenue, compared with non-GAAP operating income of $133.7 million, or 20.1% of net revenue, for fiscal 2013; and

•	Non-GAAP net income was a record $157.6 million, or $4.25 per diluted share, compared with non-GAAP net income of $106.4 million, or $3.11 per diluted share, for fiscal 2013.

See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP results.

Fiscal 2014 Executive Compensation Highlights

As embodied in our compensation philosophy, we directly link the compensation of our executive officers, including our Named Executive Officers, to the attainment of our annual and long-term financial and operational objectives, which we believe furthers the interests of our stockholders. Accordingly, our fiscal 2014 compensation actions and decisions were based, in large part, on our executive officers’ efforts and achievements in advancing our financial and strategic interests.

For fiscal 2014, the Compensation Committee took the following actions with respect to the incentive compensation of our Named Executive Officers:

•	made annual cash bonus payments that were, on average, 145% of each eligible Named Executive Officer’s target annual cash bonus opportunity, reflecting the difficulty in achieving 129% of our operating profit target for fiscal 2014;

•	approved stock-based compensation awards consisting of a combination of stock options and market stock unit, or MSU, awards for our current executive officers at levels that met competitive market conditions and satisfied our retention objectives; and

•	approved stock-based compensation awards consisting of a combination of stock options and deferred stock unit, or DSU, awards for our executive officers hired during fiscal 2014 at levels designed to ensure their recruitment and our retention objectives, and alignment with our shareholders’ and our company’s long-term objectives.

Company Performance and Realizable Pay

We consider stock-based compensation to be an important component of our executive compensation philosophy. Our long-term stock based incentive compensation consists of stock options, DSU awards, and performance-based MSU awards. As a high-growth company that encounters significant competition for qualified personnel, particularly in engineering and other technical areas, stock-based compensation plays a critical role in our ability to attract, hire, motivate, and retain qualified personnel. The continued use of stock-based compensation is necessary for us to compete for engineering and other technical personnel and professional talent without significantly increasing cash compensation.

We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive, or LTI, compensation for our executive officers because they are rewarded only to the extent that, following the grant date of the stock options, our stock price grows and our stockholders also see the value of their investment grow.

We believe that DSU awards, which enable our executive officers to vest in shares of our common stock only when they have satisfied multi-year vesting conditions, help us to achieve our retention objectives and further align the interests of our executive officers with those of our stockholders. Currently, we only grant new DSU awards to newly hired executive officers.

We believe that MSU awards, which enable our executive officers to earn shares of our common stock based on our performance relative to a competitive market over the long term, provide an equity opportunity that has more consistent value delivery compared with stock options since, unlike stock options, MSU awards can retain some of their value even in a highly volatile stock market. Thus, we believe that MSU awards serve as a retention tool and a source of motivation to our executive officers even in a down-market environment, while also providing upside potential as a result of outperformance relative to the competitive market. In addition, MSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term business objectives.

The following tables illustrate the alignment of our CEO’s realizable pay for performance relative to our compensation peer group. The vertical axis represents the percentile ranking of our compensation peer group’s total stockholder return, or TSR, over the indicated period. The horizontal axis represents the percentile ranking of our CEO’s and our compensation peer group’s chief executive officers’ realizable compensation over the indicated period. As demonstrated by these tables, the realizable compensation of our CEO for fiscal 2014 was well aligned with our one-year and three-year TSR, as of June 28, 2014, when compared with our compensation peer group.

1.	The One-Year CEO Pay for Performance chart illustrates CEO Total Realizable Pay for Mr. Bergman for fiscal 2014. The Three-Year CEO Pay for Performance chart illustrates CEO Total Realizable Pay for Mr. Bergman for fiscal years 2014, 2013, and 2012.

2.	Realizable compensation is defined as the sum of (i) base salary, (ii) actual bonus earned, (iii) aggregate current value of DSU and MSU awards granted during the period, and (iv) aggregate current in-the-money value of stock options granted during the period. Realizable compensation was calculated in the same manner for our CEO and the chief executive officers of our peer group companies. The realizable value of equity awards was calculated using each company’s closing stock price as of June 27, 2014.

3.	TSR reflects the percentage change in value for stockholders through stock price appreciation and reinvested dividends over the applicable period. TSR was calculated using each company’s closing stock price as of June 27, 2014.

Further, we have consistently set aggressive target levels for the financial performance measures used in our annual performance-based cash bonus plan. As reflected in the following table, we grew non-GAAP operating income and achieved record levels of profitability in five of the last six fiscal years, during which, we funded the annual performance-based bonus pool at 110% of target, on average.

Results of Say-on-Pay Vote

At our Annual Meeting of Stockholders in October 2013, we conducted our third stockholder advisory vote on the compensation of our Named Executive Officers (commonly referred to as a “say-on-pay” vote). Our stockholders approved the fiscal 2013 compensation of our Named Executive Officers, with approximately 73% of the votes cast in favor of our say-on-pay proposal.

Following our 2013 Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the say-on-pay vote, and concluded that the changes it made to the structure of our executive compensation program in prior fiscal years was operating as anticipated. Consequently, the Compensation Committee did not make any additional significant changes to our executive compensation program or its decision-making process in fiscal 2014, other than as described herein.

Our Board of Directors has determined that our stockholders should have the opportunity to cast an advisory vote on the compensation of our Named Executive Officers each year, consistent with the preference expressed by our stockholders at our Annual Meeting of Stockholders in October 2011.

Compensation Philosophy and Objectives

We are a leading worldwide developer and supplier of custom-designed human interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully compete in this dynamic environment, we must continually develop and refine our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We are located in the Silicon Valley region of Northern California and compete with many of the premier global technology companies in attracting and retaining a skilled management team and key engineering talent. Our competitors for management and engineering talent use stock-based compensation as an important element of their overall compensation programs. To meet the challenges presented by our operating environment, we have embraced a compensation philosophy that seeks to achieve the following specific objectives:

•	reward the successful achievement of our financial objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executive officers who are important to our success;

•	align compensation to our interests as a whole and the interests of our stockholders, which requires an emphasis on stock-based compensation; and

•	recognize strong performing executive officers by offering compensation that rewards individual achievement, corporate stewardship, and fiscal responsibility, as well as contributions to our overall success.

Total compensation levels are set to reflect the role, responsibilities, and contributions of each executive officer, as well as the achievement of corporate and individual financial and operational goals. As a result of our compensation philosophy, compensation levels may vary significantly from fiscal year to fiscal year on an absolute basis and among our various executive officers.

Each year, the most important measure in assessing our corporate performance is operating profit. At the same time, the most important measure of individual performance is the achievement of each executive officer’s individual objectives that vary from year to year and position to position, but generally include financial and operating performance, product success, timely product delivery, forecasting accuracy, customer satisfaction, cost reduction, leadership, team building, and employee retention.

We expect the compensation level of our CEO will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance objectives, since our compensation policies establish the framework for our executive officers’ base salaries, target annual cash bonus opportunities, and stock-based compensation after reviewing those of comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success.

Compensation-Setting Process

Our Board of Directors has appointed the members of the Compensation Committee, which consists exclusively of “independent” directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors for approval with respect to, the cash compensation of our executive officers, including our Named Executive Officers, and to grant, or recommend the grant of, stock-based compensation to our executive officers including our Named Executive Officers. The Compensation Committee currently makes compensation-related decisions regarding our executive officers.

Role of the Compensation Committee

The Compensation Committee evaluates the performance of our CEO each fiscal year and determines his compensation in light of our goals and objectives for that year. The Compensation Committee, together with our CEO, assesses the performance of our other executive officers, including our other Named Executive Officers, each year. Based in part on the recommendations of our CEO, the Compensation Committee determines the compensation of our other executive officers.

Role of the Chief Executive Officer

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present. This enables the Compensation Committee to review with our CEO the corporate and individual objectives that he regards as important to achieve our overall success. The Compensation Committee also requests that our CEO assess the performance of, and our objectives for, our other executive officers, including our other Named Executive Officers. Although the participation of our CEO may influence the establishment of performance target levels and individual objectives, including his own, the Compensation Committee makes all determinations regarding corporate and individual performance measures and objectives, and related target levels. Our CEO does not attend any portion of the Compensation Committee meetings at which his compensation is discussed.

Role of the Compensation Consultant

From time to time, the Compensation Committee retains a compensation consultant or other advisors to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant comparable companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of the compensation consultant or other advisor, and its compensation consultant or other advisor reports directly to the Compensation Committee.

During fiscal 2014, the Compensation Committee engaged Compensia, Inc., a national management consulting firm, to assist it in connection with its review of our fiscal 2014 executive compensation program and its analysis of the competitive market for executive talent. Compensia provided no other services to our company during fiscal 2014.

The Compensation Committee has considered the independence of Compensia in light of the listing standards of NASDAQ on compensation committee independence and the rules of the SEC. The Compensation Committee requested and received confirmation from Compensia addressing the independence of the firm and its senior advisors working with the Compensation Committee. The Compensation Committee discussed these considerations and concluded that the work performed by Compensia did not raise any conflict of interest.

Use of Market Data

In determining the compensation of our executive officers, including our Named Executive Officers, the Compensation Committee considers data gathered from a self-constructed group of peer companies, and published survey data for technology companies.

During the latter stages of fiscal 2013, after consultation with Compensia, the Compensation Committee developed and approved a compensation peer group for use in its executive compensation decisions for fiscal 2014 using the following selection criteria:

•	Industry: companies that compete in the semiconductor or peripherals industries or that supply technology components to original equipment manufacturers, or OEMs.

•	Revenue: companies with revenue between approximately $180 million and $1.6 billion, based upon the last four quarters of reported revenue at the time of selection.

•	Market capitalization: companies with a market capitalization between approximately $400 million and $3.6 billion at the time of selection.

The companies included in the compensation peer group approved by the Compensation Committee were as follows:

Atmel	Lattice Semiconductor	QLogic

Cirrus Logic	Micrel	RF Micro Devices

Cypress Semiconductor	Microsemi	Semtech

Emulex	Monolothic Power Systems	Silicon Laboratories

Integrated Device Technology	NetGear	Triquint

Intermec	Plantronics	Zebra Technologies

Intersil	PMC-Sierra

Compensia provided the Compensation Committee with an analysis of the companies in the compensation peer group; determined our position relative to the compensation peer group; developed guidelines and recommendations for the structure of our fiscal 2014 executive compensation program; reviewed the overall compensation packages; and advised the Compensation Committee regarding the propriety of our fiscal 2014 executive compensation program.

The Compensation Committee aims to select peer companies such that our company falls near the median for revenue and market capitalization within the selected peer group. For fiscal 2015, based upon suggestions from Compensia, the Compensation Committee approved changes to the compensation peer group criteria to include companies with revenue of between approximately $300 million and $2.7 billion, based upon the last four quarters of reported revenue at the time of selection, and a market capitalization of greater than $1.0 billion. As a result of the new criteria, the Compensation Committee removed Intermec, Emulex, Lattice Semiconductor, Micrel, Monolithic Power Systems, and QLogic, and added Cavium, International Rectifier, Maxim Integrated Products, Skyworks Solutions, and Xilinx, to the compensation peer group for fiscal 2015.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, annual performance-based cash bonuses, and LTI compensation in the form of stock-based compensation awards. Our executive officers also participate in several company-wide benefit plans, including retirement and health and welfare benefit plans, which generally are available to all regular full-time employees.

Base Salary

We seek to pay base salaries at competitive levels that enable us to attract, motivate, and retain highly qualified executive officers. Base salaries for our executive officers, including our Named Executive Officers, reflect his or her position, responsibilities, experience, skills, performance, and ongoing and expected future contributions. In determining base salary, the Compensation Committee also takes into account competitive salary levels for similar positions at the companies in the compensation peer group and base salary levels relative to other positions within our company. Consistent with our compensation philosophy, we set the base salaries of our executive officers at levels that are less than the market median to reinforce our desire that our executive officers receive meaningful levels of LTI compensation based on our financial performance and their achievement of individual performance objectives as set from time to time.

The Compensation Committee determines the annual base salary of our CEO in its sole discretion. The base salaries of our other executive officers, including our other Named Executive Officers, are determined by the Compensation Committee after considering the recommendations of our CEO as well as the factors described above.

As has been its practice, for fiscal 2014, the Compensation Committee set the base salaries for our executive officers, including our Named Executive Officers, at the beginning of the fiscal year. The annual base salaries for our Named Executive Officers during fiscal 2014 were as follows:

	Annualized Fiscal 2013	Annualized Fiscal 2014	Percentage
Named Executive Officer	Base Salary	Base Salary	Change
Richard A. Bergman	$600,000	$630,000	5.0%
Kathleen A. Bayless	$335,000	$345,000	3.0%
Kevin Barber	$300,000	$330,000	10.0%
Ritu Favre (1)	—	$330,000	—
Alex Wong	$275,000	$310,000	12.7%

(1)	Ms. Favre’s base salary was set when she joined us in June 2014.

The base salaries for our Named Executive Officers were increased for fiscal 2014 based on the Compensation Committee’s performance assessments and changes in base salary levels as reflected in the competitive market.

Annual Performance-Based Cash Bonuses

We use annual performance-based cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic and growth goals. The payment of these bonuses is based upon the achievement of one or more corporate performance objectives, which typically include meeting a specified target level of operating profit and individual performance goals.

At the beginning of each fiscal year, our Board of Directors approves our annual operating plan, which forms the basis for the corporate performance measures and individual performance goals for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the fiscal year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and reviewing the corporate performance measures and individual performance objectives for the fiscal year.

Target Bonus Opportunities

As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each of our Named Executive Officers for fiscal 2014 should be based on a percentage of such Named Executive Officer’s base salary. The target annual cash bonus opportunity established for each Named Executive Officer for fiscal 2014 was as follows:

		Target Annual Cash	Annualized Target
	Annualized	Bonus Opportunity	Annual Cash Bonus
	Fiscal 2014	(as a percentage of	Opportunity
Named Executive Officer (1)	Base Salary	base salary)	(as a dollar amount)
Richard A. Bergman	$630,000	100%	$630,000
Kathleen A. Bayless	$345,000	65%	$224,250
Kevin Barber	$330,000	65%	$214,500
Alex Wong	$310,000	50%	$155,000

(1)	Ms. Favre commenced employment in June 2014, and therefore was ineligible for a fiscal 2014 cash bonus.

In setting these target annual cash bonus opportunities for our Named Executive Officers, the Compensation Committee exercised its judgment and considered several factors, including our overall financial and operational results for the prior fiscal year, the prior performance of each individual executive officer, his or her potential to contribute to our long-term strategic success, his or her role and responsibilities, his or her individual experience and skills, competitive market practices for annual bonuses, and, for our other Named Executive Officers, the recommendations of our CEO.

Corporate Performance Measures

For fiscal 2014, our Board of Directors selected operating profit as the sole corporate performance measure that best supported our annual operating plan and enhanced long-term value creation for purposes of funding our bonus pool. As determined by the Compensation Committee, our executive officers, including our Named Executive Officers, were eligible to receive bonus payments based on our actual performance against the operating profit target set forth in our fiscal 2014 annual operating plan. For fiscal 2014, the target level for the non-GAAP operating profit performance measure was $146.3 million and we achieved $188.9 million, or 129% of the target level. Our Board of Directors set this target level to be aggressive, yet achievable, with diligent effort during the fiscal year.

Individual Performance Objectives

Consistent with our compensation philosophy of rewarding individual performance, our CEO developed and recommended to the Compensation Committee a series of individual performance objectives for our executive officers, including our Named Executive Officers, which he deemed to be integral to the achievement of our annual operating plan. These objectives were approved by the Compensation Committee. The Compensation Committee determined the individual performance goals that should be used to assess the performance of our CEO.

For purposes of the fiscal 2014 annual performance-based cash bonuses, the individual performance goals for each of our Named Executive Officers were as follows:

•	Mr. Bergman – Achieve our fiscal 2014 annual operating plan, support our business growth objectives, evaluate and drive long-term corporate growth strategies and market opportunities, and foster an environment of high integrity and ethics.

•	Ms. Bayless – Support our business growth objectives with appropriate processes and controls, monitor and review our corporate and financial structure, set future financial strategy, and foster an environment of high integrity, ethics, and regulatory compliance.

•	Mr. Barber – Expand position within strategic customers, drive market share within strategic markets, establish long-term focus and strategy for large touch screen development and market opportunities, and support the achievement of our fiscal 2014 annual operating plan.

•	Ms. Favre was not eligible for a fiscal 2014 performance-based cash bonus.

•	Mr. Wong – Support our business growth objectives with appropriate processes and controls, focus on operational efficiencies to optimize operating margins, support product ramp up for BPD, and foster an environment of high integrity and ethics.

After the end of the fiscal year, our CEO evaluated each executive officer’s progress towards the achievement of his or her individual performance objectives. In the case of our CEO, the Compensation Committee evaluated his progress towards the achievement of his individual performance goals.

Fiscal 2014 Bonus Decisions

For fiscal 2014, annual performance-based cash bonus payments were determined after the end of the fiscal year by the Compensation Committee. The Compensation Committee’s determination of annual performance-based cash bonuses involved a two-step process. First, the Compensation Committee established the annual target cash bonus pool for the applicable fiscal period based on the aggregate target cash bonus opportunities for all of our employees, including our executive officers. The actual bonus pool was subject to the actual level of achievement of the pre-established operating profit target level for the fiscal period and was adjusted based on our actual performance relative to the operating profit target level as approved by our Board of Directors at the beginning of the year. The adjustment to the bonus pool was established to equal 12.5% of the amount, if any, by which our actual operating profit for the fiscal year exceeds or falls short of the operating profit target level.

As the second step, the cash bonus payment, if any, to be received from the available bonus pool by an executive officer was determined based on the executive officer’s position and responsibility level within our company. Further, the Compensation Committee exercised discretion in determining each executive officer’s bonus payment based upon the size of the available pool, a subjective assessment of the level of achievement of his or her individual performance objectives, and any other relevant factors.

For fiscal 2014, our annual performance-based cash bonus program was broad based with 100% of our worldwide non-commission-based employees participating. For fiscal 2014 as a whole, we achieved a payout level of 133% as a result of over-performing the target level for the operating profit performance measure. The portion of the bonus pool established by the Compensation Committee for our Named Executive Officers represented approximately 1.0% of our fiscal 2014 operating profit.

The bonus payments for each of our Named Executive Officers were determined based on both our financial performance (as measured by our operating profit) for fiscal 2014, and on a subjective assessment by the Compensation Committee of each Named Executive Officer’s actual performance as evaluated against his or her individual performance objectives (in the case of our other Named Executive Officers, after considering the recommendations of our CEO). Based on this criteria, the following bonus payments were made to our eligible Named Executive Officers for fiscal 2014:

		Actual Total Cash	Actual Cash Bonus
	Target Annual	Bonus Payout	Payment (as a percentage
	Cash Bonus	(as a dollar	of base salary earned in
Named Executive Officer	Opportunity	amount)	fiscal 2014)
Richard A. Bergman	$630,000	$1,092,785	173%
Kathleen A. Bayless	$224,250	$268,427	78%
Kevin Barber	$214,500	$342,342	104%
Alex Wong	$155,000	$257,688	83%

The cash bonus amounts paid to our Named Executive Officers for fiscal 2014 are set forth in the Fiscal 2014 Summary Compensation Table under the section entitled “Executive Compensation.”

Long-Term Incentive Compensation

We use LTI compensation in the form of equity awards to motivate our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and thereby, further align their interests with those of our stockholders.

We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide appropriate LTI compensation for our executive officers because they are rewarded only to the extent that, following the grant date of the stock options, our stock price grows, which aligns with our stockholders’ interest in also seeing the value of their investment grow.

We believe that DSU awards, which enable our executive officers to vest in shares of our common stock only when they have satisfied multi-year vesting conditions, provide an appropriate balance to other forms of equity awards for several reasons, including ongoing concerns over the dilutive effect of stock options; our desire to have a more direct correlation between the compensation expense we must take for financial reporting purposes and the actual value delivered to our executive officers; and the fact that the incentive effects of DSU awards are less subject to market volatility than stock options. In addition, we believe that DSU awards help us achieve our retention objectives and further align the interests of our executive officers with those of our stockholders. New DSU awards are currently awarded only to newly hired executive officers.

We believe that MSU awards, which enable our executive officers to earn shares of our common stock based on our performance relative to a competitive market over a multi-year performance period, provide an equity opportunity that delivers more consistent value than stock options since, unlike stock options, MSU awards can retain some of their value even in a highly volatile stock market. Thus, we believe that MSU awards serve as a retention tool and as a source of motivation to our executive officers even in a down-market environment, while also providing strong upside potential in the event of outperformance relative to a competitive market. In addition, MSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term business objectives.

Typically, the Compensation Committee grants equity awards to an executive officer at the outset of his or her employment with our company, which consists of a combination of stock options and DSU awards. In addition, during its annual review of our executive compensation program, if the Compensation Committee determines that the performance of a current executive officer merits an increase in the number of shares of our common stock that such executive officer has the opportunity to earn, it may, in its discretion, determine to grant an additional equity award, which is typically comprised of a split between stock options and MSU awards, to such executive officer.

Fiscal 2014 Long-Term Incentive Compensation Decisions

In fiscal 2014, the Compensation Committee, in order to further encourage our employees, including our executive officers, to remain in our employ, revised the vesting schedule for new stock option awards as follows: for current employees, generally 1/12th of the total number of shares subject to the stock option vest each quarter following the grant date until fully vested; for newly hired employees, generally 1/3rd of the total number of shares subject to the stock option vest on the first anniversary of the grant date and thereafter, 1/12th of the total number of shares subject to the award vest each quarter until fully vested.

For fiscal 2014, our executive officers, including our Named Executive Officers, who were eligible for a refresh grant, received approximately half of their annual LTI compensation in the form of a stock option and approximately half in the form of an MSU award. The Compensation Committee determined that an LTI compensation award consisting of a combination of stock options and MSU awards would provide our executive officers with a competitive and balanced equity compensation package, while at the same time aligning their compensation with our long-term business and financial objectives.

The size of these LTI compensation awards were determined by the Compensation Committee based on its assessment of our financial results for fiscal 2013, its evaluation of each executive officer’s performance during fiscal 2013, and the following additional factors: each executive officer’s position within our company; an assessment of the equity award practices of the companies in our compensation peer group; and an assessment of the outstanding equity awards then-held by each executive officer. In making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Stock Options and DSU Awards

Once the size of the LTI compensation awards for Messrs. Bergman, Barber and Wong and Ms. Bayless were determined, the Compensation Committee decided that the portion of the award to be delivered in the form of stock options would be granted quarterly in four equal installments beginning with the second quarter of fiscal 2014 through the first quarter of fiscal 2015, with an exercise price equal to the fair market value of our common stock on each grant date. Ms. Favre, who was hired during fiscal 2014, was granted stock option and DSU awards in connection with her appointment as our Senior Vice President & General Manager of our Biometrics Product Division. The stock options and DSU awards granted to our Named Executive Officers during fiscal 2014 were as follows:

			Aggregate Value
	Total Number of		of Stock Option	Total Number of	Aggregate Value
	Shares Underlying		Portion of LTI	Shares	of DSU Portion of
	Stock Option		Award Granted	Underlying DSU	LTI Award
	Portion of LTI		During Fiscal	Portion of LTI	Granted During
Named Executive Officer	Award		2014	Award	Fiscal 2014
Richard A. Bergman	90,000	(1)	$1,685,054	—	—
Kathleen A. Bayless	20,096	(1)	$375,126	—	—
Kevin Barber	26,050	(1)	$485,046	—	—
Ritu Favre	27,000		$636,417	16,000	$1,078,560
Alex Wong	20,721	(1)	$383,863	—	—

(1)	This includes one-quarter of the stock options comprising each executive officer’s fiscal 2013 award and three-quarters of the stock options comprising each Named Executive Officer’s fiscal 2014 award, all of which were granted during fiscal 2014. Stock options for approximately one-quarter of the total number of shares of our common stock underlying the stock option portion of each Named Executive Officer’s LTI compensation were granted on August 5, 2013, October 28, 2013, January 27, 2014, and April 28, 2014.

MSU Awards

As established by the Compensation Committee, each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our total shareholder return, or the TSR, compared to that of the Philadelphia Semiconductor Total Return Index, or the Index, over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the companies in the Index over the specified performance periods. Pursuant to the terms of the MSU awards:

•	The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the Index as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2014, September 30, 2015, and September 30, 2016).

•	Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the Index).

Any shares of our common stock earned under an MSU award will vest and be delivered to an executive officer within 30 days of the one-year, two-year, and three-year vesting dates. In limited circumstances, including a change of control, an acceleration of vesting may occur.

The MSU awards granted to our Named Executive Officers during fiscal 2014 were as follows:

	Target Number of Shares	Grant Date Fair Value of
Named Executive Officer	Underlying MSU Awards(1)	MSU Awards
Richard A. Bergman	33,000	$2,000,460
Kathleen A. Bayless	7,362	$446,284
Kevin Barber	9,448	$572,738
Ritu Favre	—	—
Alex Wong	7,362	$446,284

(1)	The number of shares of our common stock set forth in this column represent the target number of shares that may be earned by our Named Executive Officers. The actual number of shares of our common stock that will be received, if any, is determined based on the formula set forth in the MSU award agreement up to a maximum of 200% of the amount of the target number of shares.

The equity awards granted to our Named Executive Officers in fiscal 2014 are set forth in the Fiscal 2014 Summary Compensation Table and the Grants of Plan-Based Awards Table under the section entitled “Executive Compensation.”

Stock Ownership Guidelines

In fiscal 2012, we adopted stock ownership guidelines that require our CEO to own shares of our common stock with a value equal to at least three times his annual base salary. The CEO has five years from fiscal 2012 to achieve the required ownership levels. We believe that these guidelines further promote the alignment of the long-term interests of our CEO with our stockholders. We also believe that these guidelines help mitigate the risks associated with our executive compensation program. In addition, we have a policy prohibiting our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer and our General Counsel.

Equity Award Grant Policy

Our Board of Directors or the Compensation Committee, as applicable, approves equity awards at its regularly scheduled meetings each year. Generally, in the case of equity awards granted to newly hired executive officers, we set the price of such awards at the closing market price of our common stock as reported on the NASDAQ Global Select Market on his or her date of hire or reporting for service. Generally, in the case of equity awards granted to our existing executive officers, we provide for effective dates and set the price of such awards at the closing market price of our common stock as reported on the NASDAQ Global Select Market on the second business day after the applicable quarterly financial earnings release.

Employment Arrangements

While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for each of our Named Executive Officers have been set forth in a written employment offer letter. Each of these arrangements was approved on our behalf by the Compensation Committee or, in certain instances, by our Board of Directors.

In filling our executive positions, our Board of Directors or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual performance-based cash bonus opportunity, and a stock-based compensation award in the form of stock options to purchase shares of our common stock and DSU awards.

Ms. Favre’s Employment Offer Letter

In April 2014, we extended an employment offer letter to Ms. Favre in connection with her appointment as our Senior Vice President & General Manager, Biometrics Product Division. The terms and conditions of her employment were negotiated on our behalf by our CEO and reviewed and approved by the Compensation Committee.

Under her employment offer letter, Ms. Favre’s initial annual base salary was set at $330,000 and her initial target annual cash bonus opportunity was established at $214,500, or 65% of her base salary. The employment offer letter also stipulated that she is eligible to participate in all plans and programs applicable to our executive officers, including our annual incentive compensation program and standard welfare and health care benefit programs.

The Compensation Committee also granted Ms. Favre initial equity compensation consisting of stock options to purchase 27,000 shares of our common stock at an exercise price of $67.41 per share, the fair market value of our common stock on the date of grant, and 16,000 DSUs. The stock options will vest as to 1/3rd of the underlying shares of common stock one year after her commencement of employment and as to 1/12th of the underlying shares each quarter thereafter. The DSUs will vest as to 1/3rd of the underlying shares of common stock approximately one year after her commencement of employment and as to 1/12th of the underlying shares each quarter thereafter.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we may provide perquisites or other personal benefits in limited circumstances, such as when we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

In connection with her acceptance of our employment offer, we provided Ms. Favre with relocation benefits, $20,000 of which was paid in fiscal 2014. The total relocation benefit to Ms. Favre is currently estimated at approximately $168,000. In the event Ms. Favre terminates her employment with the Company within two years of her hire date, Ms. Favre will be required to reimburse the Company for such relocation benefits.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation for any of our employees.

Retirement and Other Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our Named Executive Officers, on the same basis as for all of our other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 30% of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we match 25% of the contributions made by participants in the plan, up to a maximum of $4,375 per participant on a calendar year basis. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by participants or by us to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including our Named Executive Officers, include medical, dental, vision, life, and disability insurance benefits and participation in our employee stock purchase plan. These benefits are provided to our executive officers on the same basis as to all of our regular full-time employees.

Severance Policy

In October 2011, our Board of Directors adopted the amended Severance Policy for Principal Executive Officers, or the Severance Policy, which applies to certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. Under the Severance Policy, we will pay 100% of base salary and target bonus in the case of our CEO and 50% of base salary and target bonus in the case of our other designated executive officers, and pay the COBRA premium for coverage under our medical plan for the designated executive officer and his or her dependents following a termination of employment by us without “good cause” or by the executive officer for “good reason,” each as defined in the Severance Policy, for one year in the case of our CEO and six months in the case of our other designated executive officers. All unvested stock options and DSU awards held by our CEO or our other designated executive officers will cease to vest on such executive officer’s date of employment termination, and such executive officer’s vested stock options and DSU awards will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. The severance policy will terminate upon a “change of control” of our company as defined in the Severance Policy. Mr. Bergman is currently the only Named Executive Officer covered by the Severance Policy.

Change of Control Severance Policy

In July 2014, we enacted a Change of Control Severance Policy, or the CoC Severance Policy, for Principal Executive Officers, which applies to certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. All Named Executive Officers are covered by the CoC Severance Policy. The CoC Severance Policy replaces the individual Change of Control Severance Agreements entered into with our CEO and several of our executive officers. The CoC Severance Policy was designed by the Compensation Committee to meet current market expectations and was modeled after the practices of the companies in our compensation peer group. The CoC Severance Policy provides for specified payments and benefits only upon a qualifying termination of employment following a “change of control” of our company as defined in the policy (a “double trigger” arrangement), meaning that both a change of control of our company and a termination of employment must occur before the designated executive officer is eligible to receive any payments or benefits.

The CoC Severance Policy provides that, in the event of a termination of employment by our company without “good cause” or by the designated executive officer with “good reason,” each as defined in the policy, within 18 months following a change of control of our company, such designated executive officer will be eligible to receive the following:

•	An amount equal to 150% of base salary and target bonus in the case of our CEO, and 100% of base salary and target bonus for other executive officers, in each case for the fiscal year in which such termination of employment occurs;

•	Continuation of health insurance coverage for the designated executive officer and his or her dependents for a period of 18 months; and

•	Continuation of life insurance coverage for the designated executive officer for a period of 18 months.

The foregoing payments and benefits are contingent upon the designated executive officer executing and not revoking a release of all claims that he or she may have against us.

Further, the CoC Severance Policy provides that, in the event of a change of control of our company, all unvested stock options and DSU awards (but not including any MSU awards) will immediately vest in full if the employment of the designated executive officer is terminated by our company without “good cause” or by the designated executive officer with “good reason.” Such stock options and DSU awards will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. All unvested MSU awards will vest in accordance with the terms of the MSU grant agreement.

We have implemented the CoC Severance Policy to mitigate a potential disincentive for these executive officers when they are evaluating a potential acquisition of our company, particularly when their services may not be required by the acquiring entity. The CoC Severance Policy has been drafted to provide each of our executive officers, including the Named Executive Officers, with consistent treatment and to avoid the inadvertent incurrence of an excise tax under Section 409A of the Code.

Except as described herein or under “Potential Payments Upon Termination or Change of Control” below, we do not offer our executive officers, including our Named Executive Officers, any other severance payments or benefits upon their termination of employment with our company, whether or not in connection with a change of control of our company.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effects of executive compensation on us and our executive officers. Currently, Section 162(m) of the Code limits the deductibility, for federal income tax purposes, of remuneration in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and its three other most highly compensated executive officers (excluding the chief financial officer) in any taxable year. Thus, we may deduct certain types of remuneration paid to any of these individuals only to the extent that such remuneration during any taxable year does not exceed $1 million. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible as long as the stock options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

When reasonably practicable, the Compensation Committee seeks to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from Section 162(m). As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In the future, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent, and is in our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors, who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G and 4999 during fiscal 2014, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and DSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and other tax implications such awards may have on us.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or stock-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted,

Richard L. Sanquini, Chairman
Keith B. Geeslin
James L. Whims

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the fiscal years 2014, 2013, and 2012, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during fiscal 2014.

FISCAL 2014 SUMMARY COMPENSATION TABLE

								Non-Equity
Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Incentive Plan Compensation ($)(4)		All Other Comp ($)(5)			Total ($)
Rick Bergman Chief Executive Officer & President	2014 2013 2012	$ $ $	630,000 600,000 435,673	$ $ $	2,000,460 774,510 930,000	$ $ $	1,685,054 679,266 4,007,256	$ $ $	1,092,785 1,000,000 348,142	$ $ $	4,375 4,672 193,953	(6)	$ $ $	5,412,674 3,058,448 5,915,024
Kathleen A. Bayless Senior Vice President, Chief Financial Officer & Treasurer	2014 2013 2012	$ $ $	345,000 335,000 324,500	$ $ $	446,284 180,719 348,936	$ $ $	375,126 158,495 265,020	$ $ $	268,427 326,625 156,063	$ $ $	4,500 4,381 4,299		$ $ $	1,439,187 1,005,220 1,098,818
Kevin D. Barber Senior Vice President & General Manager, Smart Display Division	2014 2013 2012	$ $ $	330,000 300,000 265,625	$ $ $	572,738 242,680 284,637	$ $ $	485,046 212,837 228,176	$ $ $	342,342 468,000 106,512	$ $ $	3,809 4,475 3,984		$ $ $	1,733,935 1,227,992 888,934
Ritu Favre Senior Vice President & General Manager, Biometrics Product Division	2014		$20,625		$1,078,560		$636,417		—		$20,000	(7)		$1,755,602
Alex Wong Senior Vice President, Worldwide Operations	2014 2013 2012	$ $ $	310,000 275,000 257,000	$ $ $	446,284 206,536 219,056	$ $ $	383,863 181,137 172,536	$ $ $	257,688 257,813 116,421	$ $ $	4,375 4,375 4,250		$ $ $	1,402,210 924,861 769,263

(1)	The base salaries set forth in this column reflect salary increases effective as of the first day of our 2014, 2013, and 2012 fiscal years for each of the Named Executive Officers, except for Ms. Favre, whose base salary was effective in June 2014 in connection with her appointment as our Senior Vice President & General Manager, Biometrics Product Division. All salaries are reported as of June 30, 2014, June 30, 2013, and June 30, 2012, due to standard payroll practices.
(2)	The amounts shown in this column represent the grant date fair value of MSU and DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. Each executive officer forfeits the unvested portion, if any, of the executive officer’s MSU and DSU awards if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. The vesting on any DSU awards will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.
(3)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of stock option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 28, 2014. Each executive officer forfeits the unvested portion, if any, of the executive officer’s stock options if the executive officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. The vesting on any stock option awards will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.

(4)	The amounts shown in this column constitute amounts earned under our fiscal 2014, 2013, and 2012 annual performance-based cash bonus plan, which include amounts that were calculated, approved, and paid in fiscal 2015, 2014, and 2013, respectively. See “Compensation Discussion and Analysis — Fiscal 2014 Bonus Decisions — Performance-Based Bonuses” for more information.
(5)	Except as otherwise indicated, the amounts shown in this column consist of matching contributions to our company’s 401(k) plan.
(6)	This amount includes a $190,000 moving allowance, as well as $3,953 of matching contributions to our company’s 401(k) plan.
(7)	This amount includes a portion of the estimated $168,000 in relocation benefits to be paid to Ms. Favre in connection with her offer of employment.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the fiscal year ended June 28, 2014.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)
Richard A. Bergman		—	$630,000	—	—	—	—	—	—	—	—
	8/5/2013	—	—	—	—	—	—	—	18,750	$39.80	$262,108
	10/28/2013	—	—	—	—	—	—	—	23,750	$46.50	$404,030
	10/28/2013	—	—	—	—	33,000	66,000	—	—	—	$2,000,460
	1/27/2014	—	—	—	—	—	—	—	23,750	$60.22	$500,002
	4/28/2014	—	—	—	—	—	—	—	23,750	$61.40	$518,914
Kathleen A. Bayless		—	$224,250	—	—	—	—	—	—	—	—
	8/5/2013	—	—	—	—	—	—	—	4,375	$39.80	$61,159
	10/28/2013	—	—	—	—	—	—	—	5,240	$46.50	$89,142
	10/28/2013	—	—	—	—	7,362	14,724	—	—	—	$446,284
	1/27/2014	—	—	—	—	—	—	—	5,240	$60.22	$110,337
	4/28/2014	—	—	—	—	—	—	—	5,240	$61.40	$114,489
Kevin D. Barber		—	$214,500	—	—	—	—	—	—	—	—
	8/5/2013	—	—	—	—	—	—	—	5,875	$39.80	$82,127
	10/28/2013	—	—	—	—	—	—	—	6,725	$46.50	$114,404
	10/28/2013	—	—	—	—	9,448	18,896	—	—	—	$572,738
	1/27/2014	—	—	—	—	—	—	—	6,725	$60.22	$141,579
	4/28/2014	—	—	—	—	—	—	—	6,725	$61.40	$146,935
Ritu Favre		—	—	—	—	—	—	—	—	—	—
	6/9/2014	—	—	—	—	—	—	—	27,000	$67.41	$636,417
	6/9/2014	—	—	—	—	—	—	16,000	—	—	$1,078,560
Alex Wong		—	$155,000	—	—	—	—	—	—	—	—
	8/5/2013	—	—	—	—	—	—	—	5,000	$39.80	$69,896
	10/28/2013	—	—	—	—	—	—	—	5,240	$46.50	$89,142
	10/28/2013	—	—	—	—	7,362	14,724	—	—	—	$446,284
	1/27/2014	—	—	—	—	—	—	—	5,241	$60.22	$110,337
	4/28/2014	—	—	—	—	—	—	—	5,240	$61.40	$114,489

(1)	Our fiscal 2014 annual performance-based cash bonus plan had no threshold or maximums. The amounts reflect the applicable target incentive compensation opportunity for our Named Executive Officers under our fiscal 2014 annual performance-based cash bonus plan. Ms. Favre started in June 2014, and therefore, was ineligible for a fiscal 2014 annual performance-based cash bonus. All such awards have been paid, and the actual amounts paid are set forth under “Non-Equity Incentive Plan Compensation” in the Fiscal 2014 Summary Compensation Table under the section entitled “Executive Compensation.” Our fiscal 2014 annual performance-based cash bonus plan is discussed under “Compensation Discussion and Analysis — Fiscal 2014 Bonus Decisions.”
(2)	These MSU awards were granted under our 2010 Plan. Each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the Index over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the companies in the Index over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the Index as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2014, September 30, 2015, and September 30, 2016). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the Index).

(3)	The DSU awards granted to Ms. Favre were granted under our 2010 Plan. These DSUs will vest as to 1/3rd of the total number of shares subject to the award approximately one year after her commencement of employment and thereafter, 1/12th of the total number of shares subject to the award will vest each quarter until fully vested. Each executive officer forfeits the unvested portion, if any, of the executive officer’s DSUs if the executive officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors, as the administrator of our 2010 Plan. Notwithstanding the foregoing, the vesting of any DSU award will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(4)	These stock options awards were granted under our 2010 Plan. The stock options granted to Messrs. Bergman, Barber and Wong and Ms. Bayless generally vest 1/12th of the total number of shares subject to the stock option vest each quarter following the grant date until fully vested. The stock options granted to Ms. Favre generally vest 1/3rd of the total number of shares subject to the stock option on the first anniversary of the grant date and thereafter 1/12th of the total number of shares subject to the stock option vest each quarter until fully vested. Each executive officer forfeits the unvested portion, if any, of the executive officer’s stock options if the executive officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors, as the administrator of our 2010 Plan. Notwithstanding the foregoing, the vesting on any stock option awards will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(5)	The amounts shown in this column represent the grant date fair value for stock options, DSU awards, and MSU awards granted to our Named Executive Officers calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. The assumptions used in determining the grant date fair value of stock options awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 28, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information with respect to outstanding equity-based awards held by our Named Executive Officers as of June 28, 2014:

			Option Awards(1)					Stock Awards
	Grant		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Undearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Undearned Shares, Units or Other Rights That Have Not Vested
Name	Date		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)			(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard A. Bergman
	09/28/11	(2)	165,624	134,376	—	$23.25	09/28/18	—	—	—	—
	10/31/12	(3)	9,895	8,855	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(3)	8,854	9,896	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(3)	6,770	11,980	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(3)	5,208	13,542	—	$39.80	08/05/20	—	—	—	—
	10/28/13		3,958	19,792	—	$46.50	10/28/20	—	—	—	—
	01/27/14		1,979	21,771	—	$60.22	01/27/21	—	—	—	—
	04/28/14		—	23,750	—	$61.40	04/28/21	—	—	—	—
	09/28/11	(4)	—	—	—	—	—	3,750	$335,175	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	20,000	$1,787,600
	10/28/13	(5)	—	—	—	—	—	—	—	33,000	$2,949,540
Kathleen A. Bayless
	03/02/09	(2)	85,000	—	—	$19.40	03/02/19	—	—	—	—
	01/25/10	(6)	40,000	—	—	$26.28	01/25/20	—	—	—	—
	01/24/11	(7)	32,030	5,470	—	$27.99	01/24/18	—	—	—	—
	01/30/12	(7)	10,937	7,813	—	$37.20	01/30/19	—	—	—	—
	10/31/12	(3)	2,309	2,066	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(3)	2,065	2,310	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(3)	1,579	2,796	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(3)	1,215	3,160	—	$39.80	08/05/20	—	—	—	—
	10/28/13		873	4,367	—	$46.50	10/28/20	—	—	—	—
	01/27/14		436	4,805	—	$60.22	01/27/21	—	—	—	—
	04/28/14		—	5,240	—	$61.40	04/28/21	—	—	—	—
	01/30/12	(8)	—	—	—	—	—	4,104	$366,816	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	4,667	$417,136
	10/28/13	(5)	—	—	—	—	—	—	—	7,362	$658,016
Kevin D. Barber
	01/24/11	(2)	20,356	16,042	—	$27.99	01/24/18	—	—	—	—
	10/24/11	(7)	2,552	5,834	—	$32.53	10/24/18	—	—	—	—
	10/31/12	(3)	816	2,775	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(3)	2,774	3,101	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(3)	2,121	3,754	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(3)	1,631	4,244	—	$39.80	08/05/20	—	—	—	—
	10/28/13		1,120	5,605	—	$46.50	10/28/20	—	—	—	—
	01/27/14		560	6,165	—	$60.22	01/27/21	—	—	—	—
	04/28/14		—	6,725	—	$61.40	04/28/21	—	—	—	—
	10/24/11	(8)	—	—	—	—	—	3,282	$293,345	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	6,267	$560,144
	10/28/13	(5)	—	—	—	—	—	—	—	9,448	$844,462
Ritu Favre
	06/09/14	(9)	—	27,000	—	$67.41	06/09/21	—	—	—	—
	06/09/14	(10)	—	—	—	—	—	16,000	$1,430,080	—	—
Alex Wong
	08/02/10	(7)	5,141	1,459	—	$31.73	08/02/20	—	—	—	—
	08/01/11	(7)	2,595	5,105	—	$25.04	08/01/18	—	—	—	—
	10/31/12	(3)	2,638	2,362	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(3)	2,361	2,639	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(3)	1,805	3,195	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(3)	1,388	3,612	—	$39.80	08/05/20	—	—	—	—
	10/28/13		873	4,367	—	$46.50	10/28/20	—	—	—	—
	01/27/14		436	4,805	—	$60.22	01/27/21	—	—	—	—
	04/28/14		—	5,240	—	$61.40	04/28/21	—	—	—	—
	08/01/11	(8)	—	—	—	—	—	2,735	$244,454	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	5,333	$476,664
	10/28/13	(5)	—	—	—	—	—	—	—	7,362	$658,016

(1)	Unless otherwise noted, 1/12th of the total shares underlying each stock option award will vest each quarter following the grant date until fully vested. The vesting of any stock option award will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(2)	1/4th of the total shares underlying this stock option award will vest on the first anniversary of the grant date and 1/48th of the total shares underlying this stock option award will vest each month thereafter.
(3)	1/36th of the total shares underlying this stock option award will vest each month after the grant date.
(4)	1/4th of the total shares underlying this DSU award will vest on the first anniversary of the vesting start date and 1/16th of the total shares underlying this DSU award will vest each quarter thereafter. The vesting of this DSU award will accelerate if Mr. Bergman is terminated by us without good cause or by him or her with good reason following during the 18-month period following a change of control of our company.
(5)	These MSU awards consist of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the Index over a one-year, a two- year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the companies in the Index over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the Index as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2013, September 30, 2014, and September 30, 2015 for grants made in fiscal year 2013, and as determined on September 30, 2014, September 30, 2015, and September 30, 2016 for grants made in fiscal year 2014). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the Index).
(6)	1/4th of the total shares underlying this stock option award will vest on the first anniversary of the grant date and 1/48th of the total shares underlying this stock option award will vest each month thereafter.
(7)	1/48th of the total shares underlying this stock option award will vest each month after the grant date.
(8)	1/16th of the total shares underlying this DSU award will vest each quarter after the vesting start date. The vesting of these DSU awards will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(9)	1/3rd of the total shares underlying this stock option award will vest on the first anniversary of the grant date and 1/36th of the total shares will vest each quarter thereafter.
(10)	1/3rd of the total shares underlying this DSU award will vest on the first anniversary of the vesting start date and 1/36th of the total shares will vest each quarter thereafter. The vesting of this DSU award will accelerate if Ms. Favre is terminated by us without good cause or by her with good reason during the 18-month period following a change of control of our company.

Option Exercises and Vested Stock Table

The following table sets forth the number of shares acquired by our Named Executive Officers upon the exercise of stock options and vesting of stock awards and the value realized thereby, during the fiscal year ended June 28, 2014.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Named Executive Officer	(#)	($)	(#)	($)
Richard A. Bergman	100,000	$2,869,900	22,300	$986,481
Kathleen A. Bayless	65,000	$2,158,822	5,797	$274,106
Kevin Barber	85,000	$1,916,795	6,823	$318,308
Ritu Favre	—	—	—	—
Alex Wong	20,800	$409,671	6,134	$287,832

For stock option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price multiplied by the number of stock options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of vested shares.

Employment Arrangements

While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for each of our Named Executive Officers have been set forth in a written employment offer letter, each of which was approved on our behalf by the Compensation Committee or, in certain instances, our Board of Directors.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual performance-based cash bonus opportunity, and a stock-based compensation award in the form of stock options to purchase shares of our common stock and DSU awards.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program, although, we may provide perquisites or other personal benefits in limited circumstances. Such perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

In fiscal 2014, we provided Ms. Favre with relocation benefits, estimated at approximately $168,000, in connection with her acceptance of our employment offer. In the event Ms. Favre terminates her employment with the Company within two years of her hire date, Ms. Favre will be required to reimburse the Company for such relocation benefits.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation for any of our employees.

Retirement and Other Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for all employees, including our executive officers. Under this plan, participants may elect to make pre-tax contributions of up to 30% of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we match 25% of the contributions made by participants in the plan, up to a maximum of $4,375 per participant on a calendar year basis.

Additional benefits received by our executive officers, including our Named Executive Officers, include medical, dental, vision, life, disability insurance benefits, and an employee stock purchase plan, all of which are provided to our executive officers on the same basis as to all of our regular full-time employees.

Pension Benefits

We do not offer any pension benefits for any of our employees.

Severance Policy

In October 2011, our Board of Directors adopted the amended Severance Policy for Principal Executive Officers, or Severance Policy, which applies to certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. Under the Severance Policy, we will pay 100% of base salary and targeted bonus in the case of our CEO and 50% of base salary and targeted bonus in the case of our other designated executive officers, and pay the COBRA premium for coverage under our medical plan for the executive officer and the executive officer’s dependents following a termination of employment by us without “good cause” or by the executive officer for “good reason,” each as defined in the Severance Policy, for one year in the case of our CEO and six months in the case of our other designated executive officers. All unvested stock options and DSU awards held by our CEO or our other designated executive officers will cease to vest on such executive officer’s date of employment termination, and such executive officer’s vested stock options and DSU awards will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. The Severance Policy will terminate upon a “change of control” of our company as defined in the Severance Policy. Mr. Bergman is currently the only Named Executive Officer covered by the Severance Policy.

Change of Control Severance Policy

In July 2014, we enacted a Change of Control Severance Policy for Principal Executive Officers, or the CoC Severance Policy, which applies to certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. All Named Executive Officers are subject to this policy. The CoC Severance Policy replaces the individual Change of Control Severance Agreements entered into with our CEO and several of our executive officers.

The CoC Severance Policy provides that, in the event of a termination of employment by our company without “good cause” or by the designated executive officer with “good reason,” each as defined in the policy, within 18 months following a change of control of our company, such designated executive officer will be eligible to receive the following: an amount equal to 150% of base salary and target bonus in the case of our CEO, and 100% of base salary and target bonus for other executive officers, in each case for the fiscal year in which such termination of employment occurs; continuation of health insurance coverage for the designated executive officer and his or her dependents for a period of 18 months; and continuation of life insurance coverage for the designated executive officer for a period of 18 months.

The foregoing payments and benefits are contingent upon the executive officer executing and not revoking a release of all claims that he or she may have against us. In addition, under the policy, each executive officer has agreed to refrain from soliciting employees of our company to leave their employment or any prospective acquisition candidates during the term of the “change of control period” as defined in the policy and while any severance payments are being made.

The policy also provides that, in the event of a change of control of our company, all unvested stock options and DSU awards (but not including any MSU awards) will immediately vest in full if the employment of the executive officer is terminated by our company without “good cause” or by the executive officer with “good reason.” All unvested MSU awards will vest in accordance with the terms of the grant agreement for the MSU award in the event of a change of control of our company.

Except as described herein or under “Potential Payments Upon Termination or Change of Control” below, we do not offer our executive officers any other severance payments or benefits upon their termination of employment with our company, whether or not in connection with a change of control of our company.

Potential Payments Upon Termination or Change of Control

The following tables set forth certain information regarding potential payments and other benefits that would be payable to the Named Executive Officers upon termination of employment or a change of control of our company. The table below assumes that the termination or change of control event took place on June 28, 2014.

	Termination Without Good Cause or with			Termination Without Good Cause or with
	Good Reason (Not in Connection with a			Good Reason Following a Qualifying
	Qualifying Change of Control)			Change of Control
Name	Cash-Based Severance	Health Care and Welfare Benefits	Equity Treatment	Cash-Based Severance	Health Care and Welfare Benefits	Equity Treatment (1)
Richard A. Bergman	$1,260,000	$20,690	—	$1,890,000	$31,918	$18,745,474
Kathleen A. Bayless	—	—	—	$569,250	$32,438	$3,280,684
Kevin D. Barber	—	—	—	$544,500	$32,143	$4,463,972
Ritu Favre	—	—	—	$544,500	$31,728	$2,023,270
Alex Wong	—	—	—	$465,000	$32,018	$2,992,544

(1)	The amounts shown represent the market value, as calculated using the closing stock price of our common stock as of June 27, 2014, of unvested stock options and DSUs that would become fully vested upon termination without good cause or with good reason following a qualifying change of control.

Indemnification Under Our Certificate of Incorporation, Bylaws and Indemnification Agreements

Our Certificate of Incorporation provides that no director will be personally liable to our company or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law, or the DGCL. The effect of this provision in our Certificate of Incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director, except in those instances described under the DGCL. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances related to actions arising under the federal securities laws.

Stock-Based Compensation Plan Information

The following table sets forth information, as of June 28, 2014, with respect to shares of our common stock that may be issued under both stockholder approved and unapproved stock-based compensation plans upon delivery of shares for MSU awards and DSU awards, exercise of outstanding stock options, the weighted average exercise price of outstanding stock options, and the number of securities available for future issuance under our various stock-based compensation plans.

Plan Category	Number of Securities to Be Issued Upon Delivery of Shares for DSU and MSU awards (a)	Number of Securities to Be Issued Upon Exercise of Outstanding Options (b)	Weighted- Average Exercise Price of Outstanding Options (c)	Number of Securities Remaining Available for Future Issuance Under Stock-Based Compensation Plans (Excluding Securities Reflected in Columns (a) and (b)) (d)
Stock-Based Compensation Plans Approved by Stockholders	1,178,573	3,693,375	$30.08	3,494,327
Stock-Based Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	1,178,573	3,693,375	$30.08	3,494,327

2001 Incentive Compensation Plan

Our 2001 Incentive Compensation Plan, as amended, or the 2001 Plan, was designed to attract, motivate, retain, and reward our executive officers, employees, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 Plan was adopted by our Board of Directors in March 2001 and approved by our stockholders in November 2001. Our 2010 Incentive Compensation Plan, upon approval by our stockholders in October 2010, replaced our 2001 Plan. As of June 30, 2014, stock options to purchase 1,781,210 shares of our common stock and 6,855 DSUs were outstanding under the 2001 Plan, 1,829,934 shares of our common stock had been issued upon exercise of outstanding options, and 45,886 net shares of our common stock had been delivered upon vesting of DSUs.

2010 Incentive Compensation Plan

Our 2010 Incentive Compensation Incentive Compensation Plan, or the 2010 Plan, is designed to attract, motivate, retain, and reward our executive officers, employees, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2010 Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. At our 2013 Annual Stockholders Meeting, our stockholders approved an amendment to the 2010 Plan, which increased the number of shares of common stock available for future awards by 3,000,000 shares. Under this Plan and as of the end of fiscal 2014, an aggregate of 3,237,700 shares of our common stock may be issued pursuant to the granting of stock options to acquire common stock, the direct granting of restricted common stock, DSUs, and MSUs, the granting of stock appreciation rights, or the granting of dividend equivalents. As of June 30, 2014, stock options to purchase 1,912,165 shares of our common stock and 1,171,718 DSUs and MSUs were outstanding under the 2010 Plan, 927,575 shares of our common stock had been issued upon exercise of outstanding stock options, and 321,663 net shares of our common stock had been delivered upon vesting of DSUs and MSUs.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan, or the 2010 ESPP, is designed to provide our employees with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our stockholders and give them an additional incentive to use their best efforts to strive for the long-term success of our company. The 2010 ESPP was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. We initially reserved for issuance 650,000 shares of our common stock under the 2010 ESPP. Beginning in fiscal 2012 and ending in fiscal 2019, an annual increase will be made equal to the lesser of 500,000 shares, 1% of all shares of our common stock outstanding, or a lesser amount as determined by our Board of Directors. The cumulative shares authorized under the 2010 ESPP will be less than 10% of our shares outstanding from time to time, unless a greater number of shares of our common stock are authorized by our stockholders. As of June 30, 2014, there were 256,627 shares of our common stock reserved for issuance under the 2010 ESPP. During fiscal 2014, 409,084 shares of our common stock were issued under the 2010 ESPP.

DIRECTOR COMPENSATION

We pay each non-employee director an annual retainer of $50,000 in cash or stock at the director’s election, and we pay the Chairman of our Board of Directors an additional annual retainer of $22,500. We also pay our non-employee directors an annual retainer for committee services in cash or stock at the director’s election as follows:

	Committee Chairman	Committee Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominations and Corporate Governance Committee	$9,000	$5,000

Annual retainers for service on our Board of Directors and committees are paid in quarterly installments.

In addition, non-employee directors are eligible to receive annual grants of stock options and DSUs under our 2010 Plan, with each non-employee director eligible to receive an annual grant of 2,500 DSUs and an annual grant of stock options to purchase 4,500 shares of our common stock. We also reimburse non-employee directors for expenses incurred to attend Board of Directors and committee meetings.

The following table sets forth the compensation for our non-employee directors for the fiscal year ended June 28, 2014. Employee directors do not receive any additional compensation for service on our Board of Directors.

Director Summary Compensation Table

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Francis F. Lee	$72,500		$116,250	$76,553	—	—	—	$265,303
Jeffrey D. Buchanan	$75,000		$116,250	$76,553	—	—	—	$267,803
Nelson C. Chan	$69,000		$116,250	$76,553	—	—	—	$261,803
Keith B. Geeslin	$62,500		$116,250	$76,553	—	—	—	$255,303
Russell J. Knittel	$50,000		$116,250	$76,553	—	—	—	$242,803
Richard L. Sanquini	$70,000	(3)	$116,250	$76,553	—	—	—	$262,803
James L. Whims	$67,500		$116,250	$76,553	—	—	—	$260,303

(1)	The amounts shown in this column reflect the grant date fair value of DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. Each director forfeits the unvested portion, if any, of the director’s DSU award if the director’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. There were no forfeitures of DSUs by our directors in fiscal 2014. As of June 28, 2014, each of the non-employee directors had 1,250 shares underlying DSU awards outstanding.
(2)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining grant date fair value of our awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 28, 2014. Each director forfeits the unvested portion, if any, of the director’s stock options if the director’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors, as the administrator of our 2010 Plan. There were no forfeitures of stock options by our directors in fiscal 2014. As of June 28, 2014, each of our non-employee directors had the following number of stock option awards outstanding: Mr. Lee (663,750); Mr. Buchanan (31,594); Mr. Chan (57,000); Mr. Geeslin (21,000); Mr. Knittel (88,593); Mr. Sanquini (11,016); and Mr. Whims (97,500).
(3)	Represents the value of our common stock paid to Mr. Sanquini as his annual retainer for Board and committee services as Mr. Sanquini elected to receive his annual retainer in shares of our common stock.

Stock option awards to continuing non-employee directors generally vest monthly over the period from the grant date through the subsequent annual stockholders meeting. DSU awards to continuing non-employee directors generally vest quarterly over the period from the vesting start date through the subsequent annual stockholders meeting.

REPORT OF THE AUDIT COMMITTEE

Our Board of Directors has appointed an Audit Committee consisting of three directors. The current members of the Audit Committee are Jeffrey D. Buchanan, Nelson C. Chan, and James L. Whims. Each of the Audit Committee members is “independent” of our company and management, as that term is defined under applicable NASDAQ listing standards and SEC rules.

The primary responsibility of the committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with GAAP.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 16, “Communications with Audit Committees”. This included a discussion of the auditor’s judgments as to the quality—not just the acceptability—of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with auditor independence.

The committee discussed with the independent auditor the overall scope and plans for its audits. The committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our company’s internal controls, and the overall quality of the financial reporting. The committee held four meetings with management of our company, all of which were attended by our independent auditor, with respect to our company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the committee recommended to our Board of Directors, and our Board of Directors approved that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 for filing with the SEC. The committee also has appointed our company’s independent auditor.

This report has been furnished by the Audit Committee of the Board of Directors.

Respectfully submitted,

Jeffrey D. Buchanan, Chairman

Nelson C. Chan

James L. Whims

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file. Our administrative staff typically assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically causes those reports to be filed on their behalf.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 28, 2014, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that late Form 4 reports were filed on behalf of Kevin D. Barber, Kathleen A. Bayless, Richard A. Bergman, Scott Deutsch, Bret C. Sewell and Alex Wong, relating to the January 27, 2014 grant of stock options; and a late Form 4 report was filed on behalf of Richard L. Sanquini relating to the distribution of the company’s common stock upon the close of the Validity acquisition to the former Validity preferred stockholders.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 15, 2014 by (1) each director; (2) the Named Executive Officers listed in the Fiscal 2014 Summary Compensation Table under the section entitled “Executive Compensation”; (3) all directors and executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent(2)
Directors and Named Executive Officers:
Richard A. Bergman(3)	258,024	*
Kathleen A. Bayless(4)	173,246	*
Kevin D. Barber(5)	48,492	*
Jeffrey D. Buchanan(6)	42,094	*
Nelson C. Chan(7)	67,562	*
Ritu Favre	—	*
Keith B. Geeslin(8)	16,562	*
Russell J. Knittel(9)	99,189	*
Francis F. Lee(10)	802,587	2.1%
Richard L. Sanquini(11)	16,633	*
James L. Whims(12)	119,250	*
Alex Wong(13)	30,218	*
All directors and executive officers as a group (15 persons)(14)	1,698,696	4.5%
5% Stockholders
Blackrock, Inc.(15)	3,684,448	10.0%
Ameriprise Financial, Inc.(16)	3,104,115	8.4%
Lord, Abbett & Co. LLC(17)	2,765,900	7.5%
The Vanguard Group(18)	2,133,558	5.8%

*	Less than 1%
(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 1251 McKay Drive, San Jose, California 95131-1709. The numbers and percentages shown include the shares of common stock actually owned as of August 15, 2014, and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date.

(2)	The percentages shown are calculated based on 36,744,790 shares of common stock outstanding on August 15, 2014. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 15, 2014, upon the exercise of stock options, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Includes 231,663 shares issuable upon exercise of vested stock options.
(4)	Includes 163,483 shares issuable upon exercise of vested stock options.
(5)	Includes 46,319 shares issuable upon exercise of vested stock options.
(6)	Includes 31,219 shares issuable upon exercise of vested stock options.
(7)	Includes 56,625 shares issuable upon exercise of vested stock options.
(8)	Includes 10,125 shares issuable upon exercise of vested stock options.
(9)	Includes 10,971 shares held by Russell J. Knittel and Veronica Knittel as Co-Trustees of The Knittel Revocable Living Trust, and 88,218 shares issuable upon exercise of vested stock options.
(10)	Includes 4,000 shares held by Mr. Lee as custodian for his child; 70,362 shares held by EF Lee Family 2012 Irrevocable Trust; 32,422 shares held by Evelyn C. Lee, Trustee of the Evelyn Lee 2002 Irrevocable Trust; 32,422 shares held by Francis F. Lee, Trustee of the Francis Lee 2002 Irrevocable Trust; and 663,375 shares issuable upon exercise of vested stock options.
(11)	Includes 7,461 shares held by Richard L. Sanquini as trustee of the Sanquini 2002 Living Trust dated January 22, 2002, and 750 shares issuable upon exercise of vested stock options.
(12)	Includes 97,125 shares issuable upon exercise of vested stock options.
(13)	Includes 23,548 shares issuable upon exercise of vested stock options.
(14)	Includes 1,429,060 shares issuable upon exercise of vested stock options.
(15)	The information is as reported on Amendment No. 5 to Schedule 13G/A as filed on January 10, 2014. The principal address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole power to direct the disposition of 3,684,448 shares and sole power to vote 3,575,304 shares.
(16)	The information is as reported on Amendment No. 3 to Schedule 13G/A as filed on July 10, 2014. Ameriprise Financial, Inc., or AFI, has shared power to direct the disposition of 3,104,115 shares and shared power to vote 108,617 shares. AFI is the parent holding company of Columbia Management Investment Advisors, LLC, or CMIA, which has shared power to direct the disposition of 2,783,218 shares and shared power to vote 108,617 shares. CMIA is the investment advisor to Columbia Seligman Communications & Information Fund, or the Fund, an investment company, which has the shared power to direct the disposition of 1,995,989 shares and sole power to vote 1,995,989 shares. Both AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 225 Franklin Street, Boston, MA 02110.
(17)	The information is as reported on Schedule 13G as filed on February 14, 2014. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302. Lord, Abbett & Co. LLC has sole power to direct the disposition of 2,765,900 shares and sole power to vote 2,663,152 shares.
(18)	The information is as reported on Amendment No. 2 to Schedule 13G/A as filed February 12, 2014. The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has sole power to direct the disposition of 2,089,285 shares, shared power to direct the disposition of 44,273 shares, and sole power to vote 47,060 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,273 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,787 shares as a result of its serving as investment manager of Australian investment offerings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires that the Audit Committee review and approve all related party transactions and review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our company.

Other than as set forth below, there were no transactions or series of similar transactions since the beginning of fiscal 2014 to which we were or are a party that involved an amount exceeding $120,000, and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Richard L. Sanquini, a director of our company, served on the Board of Directors of Validity, which was acquired by the Company on November 7, 2013, and valued for approximately $127.8 million in cash, common stock, and contingent consideration. In connection with the acquisition, all of the former Validity stockholders were entitled to receive shares of our common stock in exchange for their equity interests in Validity. Mr. Sanquini, as a director of Validity, owned preferred stock and held stock options in Validity at the time of the acquisition. In connection with the acquisition, Mr. Sanquini received 8,410 shares of our common stock, and cash for any fractional shares, for an aggregate closing consideration equal to $406,034. Pursuant to the terms of the merger agreement, holders of Validity preferred stock may receive additional stock and cash consideration and all former common stockholders and option holders may receive additional cash consideration, up to an aggregate of $162.5 million per the terms of the merger agreement. Mr. Sanquini did not participate in any discussions by our Board of Directors related to, or vote on, the Validity acquisition.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Summary

In accordance with the Dodd-Frank Act, we are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 12. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executive officers. The program links cash incentive compensation to the achievement of pre-established corporate financial performance and personal objectives and provides long-term stock-based incentive compensation that focuses our executive officer’s efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key features of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the related tabular and narrative disclosure for more information.

Base Salaries. We target base salaries at competitive levels required to attract, motivate, and retain highly qualified individuals reflecting our pay-for-performance philosophy that affords executive officers the opportunity to receive meaningful incentive compensation based on the performance of our company and the achievement of individual goals by our executive officers that are set from time to time.

We maintain a performance-based incentive compensation program. Annual bonuses are intended to provide incentive compensation to individuals who contribute substantially to the success of our company based upon the achievement of our company performance objectives, including meeting specified levels of operating profit, and individual performance goals that contribute to our long-term goal of building stockholder value. Our performance-based incentive compensation program exposes a substantial portion of our executive officer’s potential total cash compensation to risk. In practice, we have paid performance-based incentive compensation in each of the last three fiscal years.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. Our company periodically grants stock-based awards to our executive officers to provide them with additional incentive to maximize long-term total return to stockholders. Newly hired executive officers are typically awarded a combination of stock options and DSU awards. Beginning in fiscal 2013, approximately 50% of the value of annual refresh stock-based compensation awards granted to current executive officers were in the form of MSU awards, which vest based on the achievement of a specified level of total stockholder return, or TSR, compared with the Index over a three-year period. The remaining approximately 50% of the value of annual refresh stock-based compensation awards are granted in the form of time-based stock options. We generally set vesting levels for stock options and MSU awards over multiple-year periods to encourage executive retention. We believe these stock-based awards are designed to result in limited rewards if the price of our common stock does not grow, but may provide substantial rewards to our executive officers as our stockholders in general benefit from the growth in the value of their investment in our company. Grants of stock-based awards are intended to enable our executive officers to acquire or increase their proprietary interest in our company to align their interests with those of our stockholders and to align compensation with the price performance of our common stock by providing our executive officers with long-term performance incentives to focus their best efforts on the enhancement of stockholder value.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, Inc., a leading executive compensation consulting firm, in the design and implementation of our annual executive compensation program. Compensia provides no other services to our company.

Proposed Resolution and Vote Required

Advisory approval of this proposal will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the Annual Meeting of Stockholders.

The following resolution is submitted for a stockholder vote at the Annual Meeting of Stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the related tabular and narrative disclosure as set forth in this proxy statement.

This proposal is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2015 Annual Meeting of Stockholders.

Board Recommendation

Our Board of Directors believes that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that our executive officers’ interests are aligned with our stockholders’ interests to support long-term value creation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending June 27, 2015, and recommends a vote “for” the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Fees

The aggregate fees billed to our company by KPMG LLP, for the fiscal years ended June 28, 2014, and June 29, 2013, were as follows:

	2014	2013
Audit Fees	$1,210,000	$899,000
Audit-Related Fees	108,192	—
Tax Fees(1)	532,389	218,939
All Other Fees	—	—

Total Fees	$1,850,581	$1,117,939

(1)	Includes fees for professional services rendered by KPMG LLP with respect to tax preparation and compliance and tax consultation. The fees for tax consultation services were $397,854 and $150,332 for fiscal 2014 and fiscal 2013, respectively.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide details as to the particular service to be provided.

All of the services provided by KPMG LLP described above under the captions “Audit Fees” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Ratification by Stockholders of the Appointment of Independent Auditor

Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our company for the fiscal year ending June 27, 2015 will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the Annual Meeting of Stockholders.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the Annual Meeting of Stockholders for the fiscal year ending June 27, 2015, must be received by us at our executive offices set forth in this proxy statement no later than May 13, 2015, to be included in the proxy statement and form of proxy relating to such meeting, or no earlier than June 23, 2015, and no later than July 23, 2015, to be considered at such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

OTHER MATTERS

We know of no other matters to be submitted to the 2014 Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: September 10, 2014

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

In evaluating our business, we consider and use operating income excluding stock-based compensation charges and unusual or non-recurring items, or operating profit, operating margin excluding stock-based compensation charges and unusual or non-recurring items as a percentage of total revenue, or non-GAAP operating margin, net income excluding share-based compensation and certain non-cash or non-recurring items, or non-GAAP net income, and net income per share excluding stock- based compensation charges and unusual or non-recurring items, or non-GAAP net income per share, as supplemental measures of operating performance, including the use of non-GAAP operating profit for purposes of the financial performance measures used in our annual performance-based cash bonus plan. Non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share, respectively. We present non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share because we consider them an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in operating profit, operating margin, net income, and net income per share caused by the existence and timing of stock-based compensation charges and unusual or non-recurring items. Non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share have limitations as analytical tools and should not be considered in isolation or as substitutes for our GAAP operating income, GAAP operating margin, GAAP net income, or GAAP net income per share. The principal limitations of these measures are that they do not reflect our actual expenses and may thus have the effect of inflating our GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share. The following is a reconciliation of the differences between GAAP and non-GAAP operating profit, operating margin, net income, and net income per share for the periods indicated:

	Fiscal Years Ended June 30,
	2010	2011	2012	2013	2014
GAAP Operating income	$62,123	$72,518	$67,568	$100,691	$72,486
GAAP operating margin	12.1%	12.1%	12.3%	15.2%	7.6%
Stock-based compensation charge	35,376	33,925	34,161	32,210	32,861
Acquisition related costs (1)	—	—	—	2,372	83,595
Gain on sale of building	—	—	—	(1,578)	—
Non-recurring CEO resignation costs	—	1,245	—	—	—

Non-GAAP operating income	$97,499	$107,688	$101,729	$133,695	$188,942

Non-GAAP operating margin	18.9%	18.0%	18.6%	20.1%	19.9%
GAAP net income	$52,965	$63,796	$54,144	$98,933	$46,689
Non-cash interest income	—	—	—	(194)	(1,058)
Acquisition related costs (1)	—	—	—	2,372	83,595
Impairment loss/(recovery) on investments	443	(59)	(77)	—	—
Non-cash interest expense	1,998	—	—	—	—
Non-recurring CEO resignation costs	—	1,245	—	—	—
Share-based compensation	35,376	33,925	34,161	32,210	32,861
Gain on sale of building	—	—	—	(1,578)	—
Tax adjustments	(10,818)	(9,984)	(9,589)	(25,365)	(4,506)

Non-GAAP net income	$79,964	$88,923	$78,639	$106,378	$157,581

GAAP net income per share - diluted	$1.50	$1.80	$1.57	$2.89	$1.26
Non-cash interest income	—	—	—	(0.01)	(0.03)
Acquisition related costs (1)	—	—	—	0.07	2.25
Impairment loss/(recovery) on investments	0.01	—	—	—	—
Non-cash interest expense	0.06	—	—	—	—
Non-recurring CEO resignation costs	—	0.04	—	—	—
Share-based compensation	1.00	0.96	0.99	0.94	0.89
Gain on sale of building	—	—	—	(0.05)	—
Tax adjustments	(0.31)	(0.29)	(0.28)	(0.73)	(0.12)

Non-GAAP net income per share - diluted	$2.26	$2.51	$2.28	$3.11	$4.25

(1)	Acquisition related costs consists of items related to either completed or announced acquisitions, including changes in contingent consideration, amortization associated with acquired intangible assets, and legal and consulting costs associated with either completed or announced acquisitions.

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PROXY CARDSYNAPTICS INCORPORATED1251 McKay Drive San Jose, California 95131-1709 2014 NNUAL MEETING OF STOCKHOLDERSTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned stockholder of SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 10, 2014, and hereby appoints Richard A. Bergman and Kathleen A. Bayless, and each of them, as lawful proxies and attorneys-in-fact, with full power to each of substitution, for, on behalf, and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 21, 2014, at 9:00 a.m., local time, at the Company’s principal executive offices located at 1251 McKay Drive, San Jose, California 95131-1709, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.(Continued and to be signed on the reverse side.)COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF SYNAPTICS INCORPORATED October 21, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report are available at - http://investor.shareholder.com/synaptics/annuals.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Francis F. Lee Nelson C. Chan Richard L. Sanquini 2. Proposal to provide a non-binding advisory vote on the compensation of the Company’s named executive officers for fiscal 2014 (“say-on-pay”). 3. Proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for the fiscal year ending June 27, 2015. and upon such matters which may properly come before the meeting or any adjournment or postponement thereof. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the directors; FOR the approval of the say-on-pay proposal; FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending June 27, 2015; and as said proxies deem advisable on such other matters as may come before the meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. ONS: To withh: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00033330300000001000 8 102114 Please check the box at right if you will attend the annual meeting. FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.